AMENDMENT NO. 4 TO

OPTION AGREEMENT AMENDMENT TO MINING LEASE

AND

OPTION EXERCISE AGREEMENT

This Amendment No. 4 to the Option Agreement Amendment to Mining Lease (the "***Option Agreement***"), as amended, and Option Exercise Agreement ("***Exercise Agreement***") is entered into effective as of February 22, 2011 (the "***Effective Date***"), by and among Gryphon Gold Corporation, a Nevada corporation ("***Gryphon Gold***"), its wholly owned subsidiary, Borealis Mining Company, a Nevada corporation ("***Borealis Mining***", and together with Gryphon Gold and its successors, "***Gryphon***"), Richard J. Cavell TTTEE F/T Richard J. Cavell Trust dated 02/23/1994 (the "***Cavell Trust***"), Hardrock Mining Company, a Nevada corporation ("***Hardrock***"), and John W. Whitney, an individual ("***Whitney***", and together with the Cavell Trust and Hardrock, the "***Lessors***", and each individually, a "***Lessor***").

Recitals

A. Gryphon and the Lessors (the "***Parties***") entered into the Option Agreement, dated August 22, 2008 (the "***Option Agreement Effective Date***"), pursuant to which Borealis Mining received the option (the "***Option***") to pay a five percent (5%) reduced royalty payment to the Lessors under the mining lease, dated January 24, 1997, as amended on February 24, 1997; and

B. Pursuant to Section 3 of the Option Agreement, the Option was exercisable for a period of twelve (12) months (the "***Option Term***") following the Option Agreement Effective Date; and

C. Section 3 of the Option Agreement provided for the extension of the Option Term for an additional six (6) month period beyond the initial twelve (12) month period upon payment by Borealis Mining to Lessors of cash in the amount of US$125,000; and

D. The Parties entered into Amendment No. 1 to the Option Agreement, effective as of August 7, 2009 ("***Amendment No. 1***"), to provide for the extension of the Option Term through payment in shares of common stock of Gryphon Gold ("***Common Stock***"), in lieu of the cash payment contemplated in Section 3 of the Option Agreement; and

E. Pursuant to Section 3 of the Option Agreement, as amended under Amendment No. 1, Gryphon extended the Option Term from August 22, 2009 to February 22, 2010 following payment by Borealis Mining to the Lessors of US$125,000, comprised of cash and Common Stock; and

F. The Parties entered into Amendment No. 2 to the Option Agreement, effective as of February 12, 2010 ("***Amendment No. 2***"), to (i) provide for the extension of

the Option Term from February 22, 2010 to August 22, 2010 in consideration for payment by Borealis Mining to the Lessors of US$150,000, comprised of cash and Common Stock, and (ii) to amend Section 1.(b) of the Option Agreement provides for the extension of the Initial Term of the Mining Lease (as set forth in Section 3 of the Mining Lease) for a period of eight (8) years if Gryphon conducts condemnation drilling on the Leased Premises (as defined in Section 1 of the Mining Lease) by August 22, 2011 (the "***Condemnation Drilling Period***"), in each case as set forth in Amendment No. 2; and

G. The Parties entered into Amendment No. 3 to the Option Agreement, effective as of August 17, 2010 ("***Amendment No. 3***"), to provide for the extension of the Option Term from August 22, 2010 to February 22, 2011 in consideration for payment by Borealis Mining to the Lessors of a non-refundable, non-deductible cash payment in the amount of US$150,000, as set forth in Amendment No. 3; and

H. Borealis Mining has not exercised the Option; and

I. Gryphon and the Lessors now desire to amend the Option Agreement to: (i) provide for the automatic extension of the Option Term to March 22, 2011 and thereafter on a month to month basis in consideration for US$25,000 per month, up to an aggregate of six months; (ii) provide for the mandatory exercise of the Option, effective ten (10) business days following the closing of an offering by Gryphon to raise gross proceeds of US$8,000,000 or more, subject to the terms of this Exercise Agreement, (iii) amend the cash payment of US$1,750,000 payable as part of the Exercise Price due on conversion to permit Gryphon to pay US$150,000 in cash and issue a promissory note in the principal amount of US$1,600,000 (as described below) on the exercise of the Option in lieu of such cash payment, and (iv) amend Section 1.(b) of the Option Agreement to extend the Condemnation Drilling Period to August 22, 2012; and

J. Pursuant to Section 18 of the Option Agreement, the Option Agreement may be amended through a written amendment signed by the Parties.

Agreement

NOW, THEREFORE, for and in consideration of the covenants set forth in the Option Agreement, Amendment No. 1, Amendment No. 2, Amendment No. 3 and this Exercise Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Section 3 of the Option Agreement, as amended, shall be amended and restated in its entirety to read:

   "(a) Borealis Mining may exercise the Option by providing written notice of exercise to Lessors at the address set forth below (an "***Exercise Notice***") at any time prior to the Option Termination Date (the "***Option Term***").

(b) The Option Termination Date is March 22, 2011 and may be extended on a month-to-month basis in consideration for an extension fee of US$25,000 per month until August 22, 2011, subject to the automatic exercise provisions set forth in Section 3(c) below.

(c) Gryphon and the Lessors agree that Gryphon will exercise the Option effective on the tenth business day following the closing of any offering of equity, debt, credit or other securities, in one or more transactions, by Gryphon to raise gross proceeds of US$8,000,000 or more (a "***Qualified Financing***"). Gryphon will promptly provide Borealis Mining with an Exercise Notice upon closing of a Qualified Financing.

(d) If Borealis Mining does not exercise the Option within the time set forth in this Section 3, the Option Agreement Amendment to Mining Lease and the Option granted therein shall terminate and neither Gryphon nor Lessors shall have any further rights or obligations under the Option Agreement Amendment to Mining Lease."

2. Section 4 of the Option Agreement, as amended, shall be amended and restated in its entirety to read:

"Exercise Price. Upon the exercise of the Option and delivery of an Exercise Notice (the "***Exercise Date***"), Borealis Mining shall pay, or cause to be paid, to Lessors aggregate consideration in the amount of US$7,000,000 (including the US$250,000 paid as the Option Price) as follows (the "***Exercise Price***"):

(a) On the Exercise Date, Gryphon shall pay US$150,000 in cash (the "***Cash Consideration***");

(b) On the Exercise Date, Gryphon shall issue a promissory notes in the principal amount of US$1,600,000, in substantially the form attached hereto as **Exhibit E** (the "***Promissory Note***"), which shall have the following terms:

(i) the outstanding principal and accrued interest will be due and payable two years following the Exercise Date;

(ii) simple interest on the outstanding principal of five percent (5%) will be payable monthly on the first business day of each month;

(iii) Gryphon shall pay principal on the Promissory Notes in an amount equal to a Net Smelter Return (NSR) formula equal to the gold price divided by 100 *less* the 5% Net Smelter Return (NSR) royalty payable under Section 5(D)(I) of the Mining Lease; and

(iv) the principal balance may be repaid at any time during the term without penalty,

For clarity, the payments made under subparagraph (c)(iii), above, are installment payments to reduce the principal of the Promissory Notes and are not royalties payable under the Mining Lease.

(c) On the Exercise Date, Gryphon Gold shall issue an aggregate of 5,000,000 shares of common stock (the "***Consideration Shares***") to Lessors (or their designees) at a deemed value of US$0.40 per share for an aggregate deemed value of US$2,000,000.

(d) On the Exercise Date,

(i) Gryphon Gold shall issue convertible notes (the "***Convertible Notes***") to Lessors (or the designees of the individual Lessors) in an aggregate principal amount of US$3,000,000, with each Convertible Note, bearing interest at an annual rate of five percent (5%) and payable in equal monthly installments of principal over a term of three years plus accrued interest (the "***Installment Payments***"); *provided however,* if Gryphon provides written notice that it is commencing construction of a mine to place the Leased Premises into commercial production, the principal portion of the Installment Payments shall be deferred for a period of twelve (12) months as long as construction continues; after which time the Installment Payments shall resume and, in any event, any remaining balance shall be payable on the third year anniversary of the Exercise Date.

(ii) The Convertible Notes shall be convertible at the option of the holder into common stock of Gryphon Gold as follows:

Conversion Price per Share	Conversion Period
US$0.70	through the first year anniversary of issuance
US$0.80	through the second year anniversary of issuance
US$0.90	through to the end of the term

provided however that each Lessor may elect, upon written notice to Gryphon Gold provided up to five (5) business days after the execution of this Agreement by all parties, to accept additional common stock of Gryphon at a price of US$0.40 per share in consideration for reducing such partner's pro rata share of the convertible note.

(iii) If Gryphon Gold defaults on any of its obligations to make the Installment Payments under the Convertible Notes, then after written notice of default from Lessor(s) to Gryphon and a 120 day period to cure such default following delivery of such default notice (the "***Default Notice Period***"), the amendment to Section 5(D)(I) of the Mining Lease as set forth in Section 1(a), with respect to all Lessors holding outstanding Convertible Notes at the end of such Default Notice Period, shall be null and void and the royalties payable under the Mining Lease shall revert back to the original terms prior to the exercise of the Option (a "***Default Reversion***") only to the extent of such Lessor's pro rata interest in the royalties payable under the Mining Lease (the "***Pro Rata Royalty Interest***"). For the purposes of determining a Lessor's Pro Rata Royalty Interest in connection with a Default Reversion, each of the Cavell Trust, Hardrock and Whitney shall have the Pro Rata Royalty Interest set forth on Schedule 4(d)(iii) attached hereto. The reversion Amendment to Mining Lease shall be in substantially the form set forth in **Exhibit C**, including the ratification language set forth in Section 2 therein if it is accurate and correct at the time of execution.

(iv) The Convertible Notes shall be in substantially the form set forth in **Exhibit D**."

3. The first sentence of Section 1.(b) of the Option Agreement, as amended, shall be amended and restated in its entirety to read:

"If Gryphon conducts condemnation drilling on the Leased Premises in a manner reasonably satisfactory to Whitney & Whitney, Inc. by August 22, 2012, the Initial Term of the Mining Lease (as set forth in Section 3 of the Mining Lease) will be extended by a period of eight (8) years."

4. In consideration for entering into this Exercise Agreement and the extension of the Option Term, Borealis Mining shall pay to the Lessors a non-refundable, non-deductible cash payment in the amount of US$25,000 on the Effective Date.

5. Capitalized terms not defined herein have the meaning ascribed to them in the Option Agreement.

6. All other provisions of the Option Agreement, as amended by Amendment No. 1, Amendment No. 2, Amendment No. 3 and this Exercise Agreement, shall remain in full force and effect.

7. This Exercise Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, Gryphon and the Lessors have executed this Exercise Agreement as of the Effective Date.

GRYPHON GOLD CORPORATION

By: ______________________
Name: John L. Key
Title: Chief Executive Officer

BOREALIS MINING COMPANY

By: ______________________
Name: John L. Key
Title: Managing Member

Richard J. Cavell TTTEE F/T Richard J. Cavell Trust

By: ______________________
Name: Richard J. Cavell
Title: Trustee

HARDROCK MINING COMPANY

By: ______________________
Name: Carolyn J. Lindsey
Title: President

____
John W. Whitney

SCHEDULE 4(d)(iii)

OF OPTION AGREEMENT

AMENDMENT TO MINING LEASE

Holder	Pro Rata Royalty Interest
Richard J. Cavell TTTEE F/T Richard J. Cavell Trust dated 02/23/1994	51%
Hardrock Mining Company	24.5%
John W. Whitney	24.5%

Exhibit E

Form of Promissory Notes